Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Capricor Therapeutics, Inc. on Form S-8 (File Nos. 333-152283, 333-175727, and 333-194317) of our report dated March 6, 2015, relating to the consolidated financial statements, appearing in this Annual Report on Form 10-K.

/s/ Rose, Snyder & Jacobs LLP

Rose, Snyder & Jacobs LLP

Encino, California

March 16, 2015